EXHIBIT 99.2

Rotate Black Settles 3D dispute

Petoskey, MI – Friday, May 13, 2011 - Rotate Black, Inc. (ROBK.PK), announced today Rotate Black, Inc. has reached a settlement with 3D Associates, LLC, 10717, LLC and Charles Petri (“3D”) with regards to an action brought by 3D against Rotate Black and the Seneca Nation of Indians.

Background

In 2008, Rotate Black, Inc and Rotate Black Gaming, Inc. ("RBI") acquired 63 acres of property in Sullivan County, NY (the "Property") from 3D for $500,000. RBI subsequently transferred the Property to the Seneca Nation of Indians (the "Seneca Nation") pursuant to its agreements with the Seneca Nation.  3D has filed a lawsuit against the Seneca Nation and RBI to recover the Property and other claims.

Settlement Agreement

RBI has entered into an agreement (the "Agreement") with 3D wherein 3D has agreed to drop its lawsuit against RBI and forever waive any and all claims against RBI. In consideration for this, RBI has agreed to pay 3D ten dollars ($10) and to grant 3D the right to buy the Property from RBI for $500,000, in the event that RBI is successful in re-acquiring the 3D Property from the Seneca Nation.

About Rotate Black, Inc.

Rotate Black, Inc. is a premier development and management company of resort and casino properties.  The Company makes investments specifically targeted towards the gaming industry, seeking to maximize total return from capital appreciation and income.  The management and Board of Directors have extensive experience in successfully developing and managing resort properties.

Forward-Looking Statement

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Rotate Black, Inc. disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.